Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-149958) of PGT, Inc. and in the related Prospectus,

(2)	Registration Statement (Form S-8 No. 333-146719) pertaining to the PGT Savings Plan, and

(3)	Registration Statement (Form S-8 No. 333-135616) pertaining to the PGT, Inc. 2004 Stock Incentive Plan and the PGT, Inc. 2006 Equity Incentive Plan;

of our reports dated March 17, 2009, with respect to the consolidated financial statements of PGT, Inc., and the effectiveness of internal control over financial reporting of PGT, Inc., included in this Annual Report (Form 10-K) for the year ended January 3, 2009.

/s/ ERNST & YOUNG LLP
Certified Public Accountants
Tampa, Florida
March 17, 2009